Exhibit 99

  Levi Strauss & Co. Announces Third-Quarter 2003 Financial Results


    SAN FRANCISCO--(BUSINESS WIRE)--Sept. 30, 2003--Levi Strauss & Co. today announced financial results for the third fiscal quarter ended August 24, 2003. The company reported increases in sales, operating income and net income.
    Third-quarter net sales rose 6 percent to $1,082 million from $1,018 million in the third quarter of 2002. On a constant-currency basis, net sales increased approximately 3 percent for the period.
    "Sales and earnings for the quarter were up, even in the face of tremendous downward pricing pressure in apparel worldwide," said chief executive officer Phil Marineau. "Sales from the successful introduction of our new Levi Strauss Signature(TM) brand into 3,000 U.S. Wal-Mart stores and the strength of our Asian business more than offset weakness in our European business. Although U.S. sales in the Levi's(R) and Dockers(R) brands were lower than a year ago, we've seen recent consumer sell-through increases for these brands during the important back-to-school selling season.
    "With the Levi Strauss Signature(TM) and Levi's(R) brands, we are now segmenting the market with distinct jeanswear products to reach a much broader range of consumers where they shop," said Marineau. "From high-end specialty stores to value-driven mass market retailers, we're selling quality products in fits, fabrics and finishes consumers want. Most importantly, we're not seeing cannibalization from one brand to the other. This consumer segmentation strategy will help drive the full-year sales growth we expect to achieve in 2004."
    Third-quarter gross profit was $404 million, or 37.3 percent of sales, which compares to $414 million, or 40.7 percent of sales, in the third quarter of 2002. Included in 2002 gross profit is $4 million of restructuring-related expenses associated with the closure of manufacturing plants that year. Excluding restructuring-related expenses, gross profit in the third quarter of 2002 was $418 million, or 41.1 percent of sales. Gross margin for the third quarter of 2003 was impacted by wholesale price reductions to improve retailer margins. Additionally, there was a greater proportion of lower margin products in Europe and the United States.
    Operating income for the quarter was $98 million, or 9.1 percent of net sales, compared to operating income of $97 million in the third quarter of 2002, or 9.5 percent of sales. Excluding restructuring-related expenses of $4 million and reversals of $17 million of restructuring charges from prior years' restructuring initiatives, operating income in 2002 was $84 million or 8.2 percent of sales. Operating income for the third quarter of 2003 benefited from reduced marketing, general and administrative expenses, primarily as a result of lower incentive compensation expense.
    Net income in the third quarter of 2003 was $27 million compared to $14 million for the same period last year, an increase of 95 percent. Excluding the restructuring-related expenses and restructuring reversals described above, net income would have been $7 million for the third quarter of 2002. The current year's third quarter benefited from higher operating income and net gains from the company's foreign exchange management activities compared to losses for the same period last year, partially offset by higher interest expense.
    As of August 24, 2003, total debt was $2.37 billion compared to $2.31 billion as of May 25, 2003 and $1.85 billion as of the fiscal year ended November 24, 2002. At quarter-end, total debt, less cash, stood at $2.29 billion compared to $2.17 billion as of May 25, 2003 and $1.75 billion at the end of fiscal year 2002. As expected, debt peaked during the third quarter primarily due to seasonal working capital needs.
    "I am pleased to report that this week we have successfully completed a new financing arrangement consisting of a $650 million revolving credit facility and a $500 million term loan," said Bill Chiasson, chief financial officer. "This gives us more liquidity and financial flexibility to undertake the restructuring initiatives and plant closures that we announced earlier this month. These actions will continue to help us improve our competitiveness in the market."
    Levi Strauss & Co. is one of the world's leading branded apparel companies, marketing its products in more than 100 countries worldwide. The company designs and markets jeans and jeans-related pants, casual and dress pants, shirts, jackets and related accessories for men, women and children under the Levi's(R), Dockers(R) and Levi Strauss Signature(TM) brands.
    The company's third-quarter investor conference call, featuring Phil Marineau, chief executive officer; Bill Chiasson, chief financial officer; and Joe Maurer, treasurer, will be available through a live audio Webcast at http://levistrauss.com/news/webcast.htm on September 30, 2003 at 10 a.m. ET. A replay is available on the Web site the same day beginning at approximately 1 p.m. ET and will be archived for one year. A telephone replay also is available at 706-645-9291; I.D. #2649729 from approximately 1 p.m. ET through October 7, 2003.

    Explanatory Notes

    Restructuring charges, net of reversals and related expenses

    Throughout this news release, references have been made to certain financial items that exclude restructuring related expenses and restructuring reversals. These relate to charges the company has taken relating to prior years' restructuring initiatives, specifically plant closures and workforce reductions that the company has initiated since 1997.
    "Restructuring related expenses" is a defined term under our senior secured credit facilities and consists of expenses incurred in connection with our restructuring initiatives but they do not qualify for inclusion on the restructuring charges, net of reversals line item in our consolidated financial statements. In 2002, such expenses primarily related to workers' compensation and pension enhancement in the United States.
    Operating income excluding restructuring charges, net of reversals and restructuring-related expenses is a non-GAAP measure that internal management and our investors use in assessing and evaluating the operating performance of the company. It should not be considered in isolation from, and is not intended to represent an alternative measure of, operating income or cash flow or any other measure of performance determined in accordance with generally accepted accounting principles. Other companies may calculate operating income excluding restructuring charges, net of reversals and restructuring related expenses differently, and our operating income excluding restructuring charges, net of reversals and related expenses calculations are not necessarily comparable with similarly titled figures for other companies.

    This news release contains, in addition to historical information, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. We have based these forward-looking statements on our current assumptions, expectations and projections about future events. We use words like "believe," "anticipate," "intend," "estimate," "expect," "project" and similar expressions to identify forward-looking statements, although not all forward-looking statements contain these words. These forward-looking statements are necessarily estimates reflecting the best judgment of our senior management and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Investors should consider the information contained in our filings with the U.S. Securities and Exchange Commission (the "SEC"), including our Annual Report on Form 10-K for the fiscal year ended 2002, especially in the Risk Factors and Management's Discussion and Analysis sections, our most recent Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K. Other unknown or unpredictable factors also could have material adverse effects on our future results, performance or achievements. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed in this news release may not occur. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated, or if no date is stated, as of the date of this news release. We are not under any obligation and do not intend to make publicly available any update or other revisions to any of the forward-looking statements contained in this news release to reflect circumstances existing after the date of this news release or to reflect the occurrence of future events even if experience or future events make it clear that any expected results expressed or implied by those forward-looking statements will not be realized.


                          LEVI STRAUSS & CO.

                 CONSOLIDATED STATEMENTS OF OPERATIONS
                        (Dollars in Thousands)
                              (Unaudited)


                         Three Months Ended       Nine Months Ended
                       ----------------------- -----------------------
                        August 24,  August 25,  August 24,  August 25,
                           2003        2002        2003        2002
                       ----------- ----------- ----------- -----------
Net sales              $1,081,755  $1,017,744  $2,886,874  $2,876,546
Cost of goods sold        677,854     603,249   1,738,976   1,693,923
                       ----------- ----------- ----------- -----------
  Gross profit            403,901     414,495   1,147,898   1,182,623
Marketing, general and
 administrative
 expenses                 316,261     340,390     983,193     958,129
Other operating
 (income)                 (10,280)     (6,015)    (27,348)    (20,640)
Restructuring charges,
 net of reversals              --     (16,565)     (9,719)    124,513
                       ----------- ----------- ----------- -----------
  Operating income         97,920      96,685     201,772     120,621
Interest expense           62,524      48,476     185,550     139,009
Other (income) expense,
 net                       (9,342)     20,791      33,562      20,613
                       ----------- ----------- ----------- -----------
  Income (loss) before
   taxes                   44,738      27,418     (17,340)    (39,001)
Income tax expense
 (benefit)                 18,055      13,709      (6,155)    (19,500)
                       ----------- ----------- ----------- -----------
  Net income (loss)       $26,683     $13,709    $(11,185)   $(19,501)
                       =========== =========== =========== ===========


                       SUPPLEMENTAL INFORMATION
                        (Dollars in Thousands)
                              (Unaudited)


                            Three Months Ended     Nine Months Ended
                           --------------------- ---------------------
                           August 24, August 25, August 24, August 25,
                               2003       2002       2003       2002
                           ---------- ---------- ---------- ----------
Operating income             $97,920    $96,685   $201,772   $120,621
Restructuring charges, net
 of reversals                     --    (16,565)    (9,719)   124,513
Restructuring related
 expenses -- 2002 plant
 closures                         --      3,767         --     33,866
                           ---------- ---------- ---------- ----------
Operating income,
 excluding restructuring
 charges, net of reversals
 and related expenses        $97,920    $83,887   $192,053   $279,000
                           ========== ========== ========== ==========
Operating income margin,
 excluding restructuring
 charges, net of reversals
 and related expenses            9.1%       8.2%       6.7%       9.7%
                           ========== ========== ========== ==========
Operating income margin          9.1%       9.5%       7.0%       4.2%
                           ========== ========== ========== ==========

Advertising expense          $70,375    $76,394   $225,827   $212,106
                           ========== ========== ========== ==========
Depreciation and
 amortization expense        $16,622    $18,029    $47,898    $54,267
                           ========== ========== ========== ==========




                          LEVI STRAUSS & CO.

                          NET SALES BY REGION
                         (Dollars in millions)
                              (Unaudited)


                   Three Months Ended           Nine Months Ended
               --------------------------- ---------------------------
Net Sales (as   August    August   Percent  August    August   Percent
 reported)        24,       25,    Change     24,       25,     Change
                 2003      2002              2003      2002
-------------- -------------------------------------------------------
Region
--------------
Americas         $748.6    $684.0     9.4% $1,823.3  $1,882.0   (3.1%)
Europe            243.2     254.9   (4.6)%    778.7     756.9     2.9%
Asia               90.0      78.8    14.2%    284.8     237.6    19.9%

Total          $1,081.8  $1,017.7     6.3% $2,886.9  $2,876.5     0.4%


                   Three Months Ended           Nine Months Ended
               --------------------------- ---------------------------
Net Sales (at   August    August   Percent  August    August   Percent
 Prior Year       24,       25,    Change     24,       25,     Change
 Currency        2003      2002              2003      2002
 Exchange      At 2002                     At 2002
 Rates)         Currency                    Currency
                 Rates                       Rates
-------------- --------------------------- ---------------------------
Region
--------------
Americas         $747.2    $684.0     9.3% $1,827.7  $1,882.0   (2.9%)
Europe            210.0     254.9  (17.6%)    658.1     756.9  (13.1%)
Asia               86.8      78.8    10.1%    268.7     237.6    13.1%

Total          $1,044.0  $1,017.7     2.6% $2,754.5  $2,876.5   (4.2%)




                          LEVI STRAUSS & CO.

                 CONDENSED CONSOLIDATED BALANCE SHEETS
                        (Dollars in Thousands)
                              (Unaudited)

                                            August 24,   November 24,
                                                2003          2002
                                           ------------- -------------
ASSETS

Cash and cash equivalents                       $50,677       $96,478
Restricted cash                                  23,427            --
Trade receivables, net                          601,225       660,516
Total inventories                               804,591       591,714
Other current assets                            456,911       310,185
                                           ------------- -------------
     Total current assets                     1,936,831     1,658,893
Property, plant and equipment, net              491,044       482,446
Other long-term assets                          908,357       875,945
                                           ------------- -------------
     Total Assets                            $3,336,232    $3,017,284
                                           ============= =============

LIABILITIES AND STOCKHOLDERS' DEFICIT

Current maturities of long-term debt and
 short-term borrowings                          $39,588       $95,225
Accounts payable                                300,377       292,383
Restructuring reserves                           20,325        65,576
Other current liabilities                       501,307       631,606
                                           ------------- -------------
     Total current liabilities                  861,597     1,084,790
Long-term debt, less current maturities       2,327,411     1,751,752
Long-term employee related benefits             436,672       527,418
Post-retirement medical benefits                551,700       548,930
Other long-term liabilities                     163,849        99,978
                                           ------------- -------------
     Total liabilities                        4,341,229     4,012,868
                                           ------------- -------------
     Total stockholders' deficit             (1,004,997)     (995,584)
                                           ------------- -------------
     Total Liabilities and Stockholders'
      Deficit                                $3,336,232    $3,017,284
                                           ============= =============



    CONTACT: Levi Strauss & Co.
             Eileen VanEss, 415-501-2477 (investors)
             Linda Butler, 415-501-3317 (media)